Exhibit (a)(2)

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust: Waddell & Reed InvestEd Portfolios

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

ARTICLE I: The name of the statutory trust is: InvestEd Portfolios (the “Trust”)

3.	This Certificate of Amendment shall be effective on October 3, 2011.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 19th day of September, 2011.

By:	/s/ Michael L. Avery
Michael L. Avery, as Trustee and not individually